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                                  Exhibit 12.1

                       SITEL Corporation and Subsidiaries
                Comparison of Ratio of Earnings to Fixed Charges
                                 (in thousands)


                                                                Year Ended December 31,

                                                                                                          Pro Forma
                                    1993          1994           1995          1996         1997            1997
                                  ----------    ---------     -----------    ---------    ----------    --------------

Earnings:
  Pre-tax income (loss) from
  continuing operations.......    $   4,026     $  5,461     $  (20,046)    $  21,078     $  14,118     $      14,118
  Fixed charges...............        1,418        1,848          2,582         3,568        10,790            17,378
                                  ----------    ---------     -----------    ---------    ----------    --------------
  Earnings as adjusted (A)...     $   5,444     $  7,309     $  (17,464)    $  24,646     $  24,908     $      31,496
                                  ----------    ---------     -----------    ---------    ----------    --------------
                                  ----------    ---------     -----------    ---------    ----------    --------------


Fixed charges:
  Interest expense...........     $     820     $    881     $    1,315     $   1,335     $   5,657     $      12,245
  Capitalized interest.......             0            0               0            0           374               374
  Rents under leases
  representative of an interest
  factor (1).................           598          967           1,267        2,233         5,133             5,133
                                  ----------    ---------     -----------    ---------    ----------    --------------
Fixed charges as adjusted (B)..   $   1,418     $  1,848     $     2,582    $   3,568     $  11,164     $      17,752
                                  ----------    ---------     -----------    ---------    ----------    --------------
                                  ----------    ---------     -----------    ---------    ----------    --------------

Ratio of earnings to fixed charges
(A) divided by (B).........            3.84         3.96              --         6.91          2.23              1.77

Deficiency of earnings to fixed
charges....................              --           --     $    20,046           --            --                --


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(1) Management of SITEL Corporation believes approximately one-third of rental and lease expense is representative of the interest component of rent expense.